**RESEARCH AGREEMENT**

Contract No.49974/1

*between*

**THE UNIVERSITY COURT OF**
**THE UNIVERSITY OF GLASGOW**

*and*

**PATHFINDER LLC.**

University of Glasgow

**RESEARCH AGREEMENT**

between

**THE UNIVERSITY COURT OF THE UNIVERSITY OF GLASGOW**, incorporated under *The Universities (Scotland) Act 1889* and having its principal office at University Avenue, Glasgow G12 8QQ, a registered Scottish charity (Charity Number SC00440, Charity Name 'University of Glasgow Court') in terms of Section 13 (2) of *The Charities and Trustee Investment (Scotland) Act 2005* ("**the University**");

and

**PATHFINDER LLC.**, a company incorporated under the laws of Massachusetts and having its principal place of business at 1443 Beacon Street, Apartment 506, Brookline, MA 02446, USA (" ("**the Company**").

**WHEREAS**

(A) The University is licensing certain technology to the Company under the Licence Agreement (as defined herein);

(B) The Company wishes the University to conduct further research relating to the licensed technology on its behalf;

(C) The University has agreed to undertake the Research Project, on the terms and conditions set out in this Agreement.

**THE PARTIES AGREE** as follows:

1. **DEFINITIONS AND INTERPRETATION**

1.1 In this Agreement (including the Recitals), unless the context otherwise requires, the following words and expressions shall have the meanings set out opposite them:

**Background Intellectual Property** any and all Intellectual Property Rights (excluding the Foreground Intellectual Property and the Results) owned by the University which was created or developed or otherwise in existence prior to the Commencement Date which the University is free and willing to use in connection with the Research Project;

**Commencement Date** 23 March 2009;

**Foreground Intellectual Property** any and all Intellectual Property Rights arising out of the Research Project or conceived and/or arising from the Results;

**Initial Period** the period of twelve (12) months commencing on the Commencement Date;

**Intellectual Property Rights** all intellectual property rights including, without limitation, copyrights, moral rights, rights in and to inventions, improvements, and/or discoveries (whether patentable or copyrightable or not), patents, database rights, trade marks and trade names, rights in goodwill and to sue for passing off, designs and design rights (registered and unregistered), utility models, supplementary protection certificates and other extensions of patent term and all rights of a similar nature in any part of the world, and applications and the right to apply for registration of any intellectual property rights;

**Licence Agreement** the licence agreement to be entered into between the University and the Company around the date of this Agreement pursuant to which the University will license to the Company *inter alia* the Foreground Intellectual Property and the Results;

**Research Project** the programme of research to be undertaken by the University during the period of this Agreement, including the research to be carried out in the Initial Period as detailed in Schedule 1, and the research, if any, to be carried out in the Subsequent Period pursuant to Clause 2.2;

**Results** the results generated by the University in the course of the Research Project including, but not limited to, any and all inventions, improvements, discoveries, data, specifications, test results, techniques and know-how;

**Schedules** the schedules annexed hereto and which shall be deemed to form part of this Agreement and "Schedule" with a number after it shall be construed accordingly;

**Subsequent Period** means the period of twelve (12) months following the Initial Period; and

**Supervisors** Dr Paul Shiels and Professor R Wayne Davies or any other person appointed in their place pursuant to Clause 3.2.

1.2 Words denoting the singular shall include the plural and *vice versa*, words denoting a gender shall include all genders and words denoting persons shall include corporations and all other legal entities.

1.3 Unless the context otherwise requires, references in this Agreement to any Clause shall be deemed to be a reference to a clause of this Agreement.

1.4 The headings are inserted for ease of reference and shall not affect the interpretation or construction of this Agreement.

2. **DURATION**

2.1 Notwithstanding the date or dates of execution, this Agreement shall commence on the Commencement Date and subject to earlier termination under Clauses 10 (Termination) or 11, (Force Majeure) shall continue in full force and effect for the Initial Period.

2.2 Unless otherwise previously terminated in accordance with Clauses 10 (Termination) or 11 (Force Majeure), the parties shall meet at least three (3) months prior to expiry of the Initial Period to discuss whether the parties wish the University to conduct any work during the Subsequent Period. If the parties agree that they do wish the University to conduct work during the Subsequent Period, each party shall use all reasonable endeavours to agree a workplan, budget and payment schedule for such work. If the parties agree, in writing, on a workplan, budget and payment schedule for the work to be conducted during the Subsequent Period, this Agreement shall automatically renew for the Subsequent Period.

3. **THE RESEARCH**

3.1 The University shall carry out the Research Project on the terms and conditions contained in this Agreement, including Schedule 1 hereto.

3.2 The Research Project shall be undertaken at the University under the direction of the Supervisors. If at any time during the period of this Agreement both Supervisors are unable or unwilling to continue with the Research Project, the University shall promptly notify the Company in writing (the **"Notice"**). The University, in consultation with the Company, shall endeavour to appoint a successor as soon as reasonably practicable thereafter. The parties acknowledge and agree that, if a successor of comparable seniority and experience to the Supervisors cannot be found, then the Company may, but is not obligated to, accept the appointment of a successor with less experience but who has been involved with the Research Project and the University shall not be responsible to the Company by reason of the successor's lesser seniority or experience. Notwithstanding the foregoing, if, within three (3) months from the University sending the Notice to the Company, an appropriate successor acceptable to both the University and the Company cannot be found, either party may terminate this Agreement as provided in Clause 10.1.3.

3.3 Where Schedule 1 specifies dates for the production of written reports regarding progress of the Research Project, the University shall provide such reports to the Company on or within seven (7) days of the specified dates.

3.4 To enable the University to carry out the Research Project, the Company shall provide, as and when required by the University and at the Company's cost, the information, equipment, facilities, services and technical support specified in Schedule 3. Unless the parties

otherwise agree, ownership of the equipment provided by the Company pursuant to this Clause shall vest with the University at the time the equipment is received by the University.

4. **FINANCIAL PROVISIONS**

4.1 In consideration of the University undertaking the Research Project, the Company shall pay to the University the sum of Two Hundred and Ninety Five Thousand Four Hundred and Twenty One Pounds (£295,421) Sterling (the "**Fee**") which shall be paid to the University by electronic transfer into the University's bank account (details of which are set out in Schedule 2). Subject to Clause 10.2, the Fee shall be paid in accordance with the payment schedule set out in Schedule 2. The Company shall not be obligated to make any payment in relation to the Fee unless the University provides the Company with appropriate invoices in accordance with, or following, the dates set out in Schedule 2. The Company will pay all invoices received from the University within thirty (30) days from the date of receipt of the invoice.

4.2 Interest at the rate of 4% per annum above the base rate as set from time to time by the Clydesdale Bank PLC shall be due and payable on all sums due under this Agreement from the due date of payment until settlement in full.

4.3 All sums payable by the Company under this Agreement are expressed exclusive of any Value Added Tax which may be due thereon and for which the Company shall be additionally liable.

4.4 If the period of this Agreement is extended under Clause 2, the Company shall pay to the University such additional sums as are agreed between the parties in consideration of the goods, services and facilities to be provided by the University to the Company in the Subsequent Period.

5. **INTELLECTUAL PROPERTY**

5.1 The Background Intellectual Property shall at all times remain the sole and exclusive property of the University.

5.2 Subject to any obligations contained in the Licence Agreement, the Foreground Intellectual Property and the Results shall be the sole and exclusive property of the University.

5.3 In consideration of the Company's contribution to funding of the Research Project, the Foreground Intellectual Property and the Results shall be licensed to the Company in accordance with the terms of the Licence Agreement.

6. **CONFIDENTIALITY**

6.1 The Company shall not at any time during the period of this Agreement or thereafter disclose to any third party or use any Background Intellectual Property disclosed to it under this Agreement which is marked as, or otherwise identified to the Company by the University as

being, "Confidential" except as permitted by this Agreement, the Licence Agreement or with the prior written consent of the University. The documents and materials listed in Schedule 4 together with their contents shall be deemed to have been notified to the Company as being "Confidential" for the purposes of this Clause 6. The Company shall ensure that its employees, students, agents and contractors to whom such Background Intellectual Property is disclosed are made aware of and shall observe the terms of this Clause.

6.2 The Company shall not at any time during the period of this Agreement or thereafter disclose to any third party or use the Foreground Intellectual Property or the Results except as expressly permitted by this Agreement, the Licence Agreement or with the prior written consent of the University. The Company shall ensure that its employees, students, agents and contractors to whom the Foreground Intellectual Property is disclosed are made aware of and shall observe the terms of this Clause.

6.3 Subject to the terms of Clause 7, the University shall not at any time during the period of this Agreement or thereafter disclose the Foreground Intellectual Property or the Results to any third party without the prior written consent of the Company. The University shall use its reasonable endeavours to ensure that its employees, students, agents and contractors to whom the Foreground Intellectual Property is disclosed are made aware of and shall observe the terms of this Clause and shall ensure that any such individual engaged by the University to conduct the Research Project is bound by appropriate written obligations of confidentiality.

6.4 This Clause 6 shall not apply to any information which:

6.4.1 at the date of execution of this Agreement or at any time thereafter is within the public domain;

6.4.2 was known to the disclosing party prior to entering into this Agreement;

6.4.3 is made available to the disclosing party during the period of this Agreement or thereafter by a third party without breach of any obligation of confidence;

6.4.4 is disclosed to a third party under a written obligation of confidence;

6.4.5 is independently developed by either party;

6.4.6 is required to be disclosed to the UK Intellectual Property Office, or other similar offices in other jurisdictions, in furtherance of any patent application filed by the University for an invention, improvement and/or discovery arising from the Research Project or the Results; or

6.4.7 is required to be disclosed by (i) law (including, but not limited to, any information which requires to be disclosed under the *Freedom of Information (Scotland) Act 2002* and the *Environmental (Scotland) Regulations 2004*), (ii) any regulatory authority, or (iii) any court of competent jurisdiction.

6.5 Subject to the terms of Clause 7, the terms of this Clause 6 shall not prevent the University from using the Foreground Intellectual Property and the Results for its normal internal academic, teaching and non-commercial research purposes.

**7. PUBLICATION OF RESULTS**

7.1 If the University or any of its employees wishes to publish a paper incorporating, or make any public presentation of, any of the Foreground Intellectual Property or the Results, the University shall first provide a copy of the intended publication or presentation to the Company. The Company shall have forty five (45) days from receipt of a copy of the intended publication or presentation to provide the University its comments on the intended publication, if any (the "**Review Period**"). The University shall delay publication of all or part of the intended publication or presentation for a period of up to three (3) months if it receives written notification during the Review Period from the Company that in the opinion of the Company acting reasonably, such delay is necessary in order to file or have filed patent applications, or otherwise take steps to preserve rights in the Foreground Intellectual Property or the Results. Further, the University shall, if it receives written notification during the Review Period from the Company that, in the opinion of the Company acting reasonably, the inclusion of specified information in the intended publication or presentation would materially prejudice the protection and/or commercial exploitation by the Company of the Foreground Intellectual Property or the Results, at the University's option either (i) delete or remove the specified information and thereafter proceed with the intended publication or presentation without such specified information; or (ii) delay the publication or presentation for a period of up to six (6) months.

7.2 Nothing in this Agreement shall preclude inclusion of the Foreground Intellectual Property or the Results in a thesis submitted to the University for a higher degree by any student or employee of the University. The University will ensure that public access to any such thesis is restricted for a period not exceeding five (5) years.

7.3 Wherever commercially reasonable, the Company shall acknowledge the University's involvement in the Research Project in its announcements or publicity directly relating to those aspects of the Research Project conducted at the University.

**8. WARRANTIES**

8.1 No warranty is given by the University in relation to the Foreground Intellectual Property or the Results or the use(s) to which the Foreground Intellectual Property or the Results may be put by the Company or the fitness or suitability of the Foreground Intellectual Property or

Results for any particular purpose or under any special conditions regardless of whether any such particular purpose or special conditions are made known to the University prior to or during the period of this Agreement. The Company shall satisfy itself in relation to the fitness or suitability of the Foreground Intellectual Property and the Results for any particular purpose or under any special conditions. All conditions and warranties, express or implied, whether arising under statute or under common law including but not limited to conditions and warranties as to quality, merchantability and fitness for purpose are hereby excluded to the maximum extent permitted by law.

9. **INDEMNITY**

9.1 The Company shall and hereby agrees to indemnify the University in full in respect of any loss, liability or damage including but not limited to liability for death or personal injury, damage to property and any third party claims incurred or suffered by or imposed upon the University directly or indirectly as a result of the Research Project or the University's involvement therein_or the Company's use development and/or commercial exploitation of the Foreground Intellectual Property and/or the Results.

9.2 The indemnity given by the Company under Clause 9.1 shall not apply to any loss, liability or damage to the extent that such loss, liability or damage is attributable to the negligence or willful misconduct of the University or any of its employees or agents in carrying out the Research Project.

9.3 The Company warrants to the University that it has effected and shall maintain for the period of this Agreement and thereafter at all times during which the Company is making use of developing and/or commercially exploiting the Foreground Intellectual Property and/or the Results, insurance in a sum equivalent to a minimum of Five Million Pounds (£5,000,000) Sterling to cover the loss, liability and damage outlined in Clause 9.1. The Company shall at any time upon demand produce to the University proof that this insurance has been effected and is in force. If the University becomes aware that the Company has failed to effect and/or maintain the insurance required under this Clause the University may effect and maintain this insurance and the Company shall be bound to reimburse the University for the cost of effecting and maintaining this insurance on demand.

9.4 Each party agrees that if it is notified by any third party of any claim or potential claim arising as a result of or in connection with the Research Project or the Company's use development and/or commercial exploitation of the Foreground Intellectual Property and/or the Results, it shall:

9.4.1 forthwith inform the other party of such claim or potential claim;

9.4.2 take all reasonable steps to prevent judgement by fault or default being granted in favour of that third party;

9.4.3 ensure that the other party is given the right to conduct proper consultations with the third party in relation to the claim or potential claim; and

9.4.4 if appropriate, allow the other party to join in the defence (including, but not limited to, settlement litigation or appeal) of any such claim.

If reasonably requested by either party the defence to any such claim will be jointly conducted by the University and the Company.

## 10. TERMINATION

10.1 This Agreement may be terminated as follows:

10.1.1 by each party forthwith by giving written notice to the other party if the other party commits a material breach of any of the terms of this Agreement and, if the breach is capable of remedy, fails to remedy it within thirty (30) days after being given a written notice containing full particulars of the breach and requiring it to be remedied;

10.1.2 by the University forthwith by giving written notice to the Company if any sum due by the Company under this Agreement remains unpaid fourteen (14) days following the date of a reminder notice from the University, issued following the due date for payment; or

10.1.3 by either party by giving thirty (30) days' written notice to the other party if a successor to the Supervisors cannot be found as provided in Clause 3.2; or

10.1.4 by the University by giving written notice to the Company if the Licence Agreement is terminated by the University.

10.2 In the event of the liquidation or receivership of the Company or the appointment of an administrator to the Company or the Company ceasing trading or the sale of the whole or any part of the Company's business or assets, or any analogous act or event in any other jurisdiction, then:

10.2.1 the Company shall notify the University in writing of the relevant act or event as soon as reasonably practicable; and

10.2.2 all sums due or to become due but not yet paid under this Agreement will become immediately due and payable by the Company within a period of seven (7) days following the date of receipt by the Company of the University's invoice therefor. Failure by the Company to pay the University in full the amounts due by the due date for payment under this Clause 10.2.2 will entitle the University to terminate this Agreement forthwith by written notice to the Company.

10.3 For the purposes of this Clause 10, a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to time of performance (provided always that time of performance is not of the essence).

10.4 If this Agreement is terminated by either party for whatever reason the University shall, within twenty eight (28) days of the date of termination, invoice the Company in respect of all payments due by the Company to the University under this Agreement and any non-cancellable costs and commitments relating to the Research Project which the University has incurred or entered into as at the date of termination of this Agreement. The Company shall pay any such invoice within thirty days (30) days from the date of the University's invoice.

10.5 Termination or expiry of this Agreement shall not affect the rights of either party against the other party in respect of the period up to and including the date of termination or expiry.

10.6 Except where termination is by the University pursuant to Clauses 10.1.1, 10.1.2, 10.1.4, or 10.2 or by either party pursuant to Clause 10.1.3, the University shall, if requested by the Company to do so, undertake to complete any and all experiments which are underway at the date of termination, and all Results from such work must be provided to the Company.

10.7 The terms of this Agreement which are expressed or intended to continue following its expiry or termination, including but not limited to Clauses 4, 5, 6, 7, 8, 9, 10.4 and 10.5, 12, 13 and 14 shall continue in full force and effect regardless of the expiry or termination of this Agreement.

**11. FORCE MAJEURE**

11.1 Any delays in or failure of performance by either party of its obligations under this Agreement shall not be considered a breach of this Agreement if and to the extent that such delay or failure is caused by occurrences beyond the reasonable control of that party including, but not limited to acts of God; acts, regulations and laws of any government; strikes or other concerted acts of workers; fire; floods; explosions; riots; wars; rebellion; and sabotage; and any time for performance under this Agreement shall be extended by the actual time of delay caused by any such occurrence.

11.2 If either party is prevented from carrying out its obligations under this Agreement for a continuous period of six (6) months the other party may terminate this Agreement on giving one month's written notice provided always that at the date upon which termination becomes effective the party which was prevented from carrying out its obligations under this Agreement remains so prevented. The terms of Clause 10.4 shall apply to termination of this Agreement under this Clause.

## 12. NOTICES

12.1 Any notice required to be given under this Agreement shall be served personally or by first class post, by courier, facsimile or by electronic mail to the relevant party at the address, fax number, or email address specified in Clause 12.2. Any notice so given shall be deemed to have been duly served if personally delivered or sent by facsimile or electronic mail, on the day of delivery or if posted, or sent by courier five (5) days after posting and in proving posting it shall be sufficient to produce a copy of the notice properly addressed or numbered, or courier's evidence of delivery, or proof that the notice was transmitted by fax or electronic mail to the fax number or email address of the relevant party, as the case may be.

12.2 Notices to the Company shall be addressed to the Company and sent to:

Postal Address: the address given for the Company in this Agreement or such other address as may be notified to University by the Company for this purpose.

Fax Number: 0870 1382229
E-mail address: rick.franklin@dmsdatasystems.com

Notices to the University shall be addressed to the Director (for the time being) of Research & Enterprise and be sent to:

Postal Address: 10 The Square, University of Glasgow, G12 8QQ.
Fax Number: +44 (0) 141 330 4035
E-mail address: director@enterprise.gla.ac.uk

## 13. GENERAL

13.1 Neither party shall be entitled to assign transfer or sub-contract any of its rights or obligations under this Agreement without the prior written consent of the other party such consent not to be unreasonably withheld or delayed.

13.2 No failure or delay by either party in exercising any right or remedy under this Agreement shall operate as a waiver of such right or remedy nor shall any single or partial exercise or waiver of any such right or remedy preclude its further exercise or the exercise of any other right or remedy.

13.3 This Agreement together with the Licence Agreement constitutes the entire understanding between the parties regarding the Research Project and supersedes any prior arrangements, understandings, promises or agreements made or existing between the parties in relation to the Research Project. No addition, amendment, modification or waiver of any term of this Agreement shall be effective unless it is in writing and signed by or on behalf of both parties. Nothing in this Agreement shall exclude or limit the liability of either party for fraud or fraudulent misrepresentation. To the extent any of the terms of this Agreement conflict with the terms of the Licence Agreement, the terms of the Licence Agreement shall govern.

13.4 If any term of this Agreement is or becomes invalid, or is ruled illegal by any court of competent jurisdiction or is deemed unenforceable under then current applicable law from time to time in effect during the period of this Agreement, it is the intention of the parties that the remainder of this Agreement shall not be affected thereby provided that the parties' rights under this Agreement are not materially altered. It is further the parties' intention that in lieu of each such invalid, illegal or unenforceable term, there shall be substituted or added as part of this Agreement a valid, legal and enforceable term which in effect shall be as similar as possible to the effect of the original invalid, illegal or unenforceable term.

**14. APPLICABLE LAW**

This Agreement shall be governed by and construed and interpreted in accordance with the Laws of Scotland and the parties hereby prorogate the jurisdiction of the Scottish Courts:

**IN WITNESS WHEREOF** these presents consisting of this and the preceding ten (10) pages are executed as follows:

Subscribed for and on behalf of **THE UNIVERSITY COURT OF THE UNIVERSITY OF GLASGOW** by Authorised Signatory at GLASGOW on the 26 day of March 2009 in the presence of this witness:-

Witness

Full Name ALASDAIR STREET

Address R+E 10 The Square University of Glasgow

Authorised Signatory

Subscribed for and on behalf of **PATHFINDER LLC** by Dr Rick Franklin, Director/Authorised Signatory, at Boston, Massachusetts on the 23rd day of March 2009 in the presence of this witness:-

Witness

Full Name JOERG GRUBER

Address 18 CANAL BEACH OLD FORT BAY NASSAU / BAHAMAS

Director/Authorised Signatory